Exhibit 99.1

FOR IMMEDIATE RELEASE

TURTLE BEACH REPORTS RECORD FIRST QUARTER 2019 RESULTS

- 2019 Net Revenue Increases 10% to $44.8 Million -

San Diego, CA - May 8, 2019 - Turtle Beach Corporation (Nasdaq: HEAR), the leading gaming headset and audio accessory brand, reported financial results for the first quarter ended March 31, 2019.

First Quarter Summary vs. Year-Ago Quarter (where applicable):

▪	Net revenue increased 10% to a Q1 record of $44.8 million from $40.9 million;

▪	Net income up 56% to $3.1 million, or $0.09 per diluted share (EPS excludes $1.6 million gain on the financial instrument obligation), compared to $2.0 million, or $0.16 per diluted share;

▪	Adjusted EBITDA was $4.3 million compared to $5.3 million;

▪	Cash and cash equivalents of $10.2 million with no outstanding debt at March 31, 2019; and

▪	Announced pending acquisition of leading PC gaming accessory business ROCCAT, which is expected to significantly expand the Company’s presence in the PC accessories market.

“We reported another record quarter of revenue growth, which, combined with strong prior year receivables, allowed us to grow our cash position to all-time highs with zero debt,” said Juergen Stark, CEO, Turtle Beach Corporation. “This was in spite of challenging comparisons and an overall decline in the console gaming headset market in the latter part of the quarter, which we expected.

“Shifting to the remainder of the year, we anticipate gaining a solid position in the PC gaming accessory market through the pending acquisition of ROCCAT, which we anticipate will lead to significant growth in sales and profits once it is fully integrated. This acquisition will more than double our total addressable market to $4.7 billion and facilitate broader international expansion, both of which have been strategic goals of the Company.

“Following a year of unprecedented growth, we continue to expect that industry-wide sales of console gaming headsets will decline year-over-year in 2019, but also believe that the base of gamers seeking high-quality headsets for both console and PC has never been higher and will lead to resumed growth in 2020 and beyond. We are maintaining our prior guidance for 2019, and expect the year to produce strong revenue and cash flow. We also continue to expect our revenue to grow over the long-term at a compounded rate of 10%-20%. The recent decision by our board of directors to authorize the repurchase of up to $15 million of our stock over the next two years signals our continued confidence in our prospects.”

First Quarter 2019 Financial Results
Net revenue in the first quarter of 2019 increased 10% to $44.8 million compared to $40.9 million in the year-ago quarter. This was the result of continued momentum coming out of 2018, primarily driven by the exceptionally strong slate of triple-A game releases in holiday 2018.

Gross margin in the first quarter of 2019 was 33.0% compared to 36.8% in the first quarter of 2018. This expected decrease was primarily due to anticipated higher promotional allowances, including preparation for the RECON 70 launch, refurbishing costs incurred to support higher revenue, as well as channel mix.

Operating expenses in the first quarter of 2019 increased to $13.0 million from $11.2 million in the 2018 period due primarily to an increase in marketing spend associated with the new RECON 70 series headset launch, as well as $0.8 million of transaction and integration costs related to the pending ROCCAT acquisition.

Net income in the first quarter of 2019 increased 56% to $3.1 million compared to $2.0 million in the year-ago quarter. The increase was driven by a $1.6 million gain from the mark-to-market adjustment of the financial instrument obligation related to the non-cash settlement of the Series B Preferred Stock in April 2018. As a result of an amendment to the financial instrument obligation on March 30, 2019, the warrants will no longer be marked to market each period.

Net income per diluted share in the first quarter of 2019 was $0.09 on 16.3 million weighted average shares outstanding, compared to $0.16 on 12.4 million weighted average shares outstanding in the year-ago quarter. Net income for diluted earnings per share in the 2019 period excludes the $1.6 million gain on the financial instrument obligation.

Adjusted net income (as defined below in “Non-GAAP Financial Measures”) in the first quarter of 2019, which excludes the mark-to-market adjustment of the financial instrument obligation, as well as costs incurred related to the pending ROCCAT acquisition, was $2.2 million, or $0.13 per diluted share, compared to $2.0 million, or $0.16 per diluted share, in the 2018 period.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) in the first quarter of 2019 was $4.3 million compared to $5.3 million in the year-ago quarter.

Balance Sheet Highlights
At March 31, 2019, the Company had $10.2 million of cash and cash equivalents with no outstanding debt. This compares to $4.3 million of cash and cash equivalents and total debt outstanding of $53.8 million, which consisted of $22.6 million in subordinated debt, $9.3 million in term loans, $2.6 million of revolving debt, and $19.3 million outstanding for its Series B Preferred Stock obligation at March 31, 2018. This year-over-year increase in cash and repayment of all outstanding debt primarily resulted from the Company’s improved operational performance.

On March 30, 2019, the Company amended the warrant agreement issued in connection with the non-cash settlement of the Series B Preferred Stock in April 2018. As a result, the warrants are no longer accounted for as a financial instrument obligation and reported as a liability that is marked to market each period with changes in fair value reported in earnings. The warrants were marked to market through March 30, 2019, following which time the warrants were accounted for as an equity instrument with the fair value on that date reclassified to additional paid-in-capital.

2019 Outlook
The Company’s full year outlook for 2019 remains unchanged. Full year revenue for 2019 is anticipated to include approximately $20 million to $24 million from ROCCAT. Gross margin in 2019 is expected to be in the range of 33% to 34%.

	1st Half 19 Guidance	FY 19 Guidance
(unchanged)
Net Revenue	$85M-$88M	$240M-$248M
GAAP EPS	($0.19)-($0.13)	$0.70-$0.90
Adjusted EPS	($0.03)-$0.04	$0.90-$1.10
Fully Diluted Shares	16.6M	16.6M
Adjusted EBITDA	$4M-$5.5M	$27M-$31M

With respect to the Company's adjusted EBITDA outlook for the first half and full year 2019, a reconciliation to its net income (loss) outlook for the same periods has not been provided because of the variability, complexity, and lack of visibility with respect to certain reconciling items between adjusted EBITDA and net income (loss), including other income (expense), provision for income taxes and stock-based compensation. These items cannot be reasonably and accurately predicted without the investment of undue time, cost and other resources and, accordingly, a reconciliation of the Company’s adjusted EBITDA outlook to its net income (loss) outlook for such periods is not provided. These reconciling items could be material to the Company’s actual results for such periods.

Conference Call Details
Turtle Beach Corporation will hold a conference call today, May 8, 2019, at 2:00 p.m. Pacific time (5:00 p.m. Eastern) to discuss its first quarter 2019 results.

CEO Juergen Stark and CFO John Hanson will host the call, followed by a question and answer session.

Conference Call Details:
Date: Wednesday, May 8, 2019
Time: 5:00 p.m. ET / 2:00 p.m. PT
Toll-Free Dial-in Number: (877) 303-9855
International Dial-in Number: (408) 337-0154
Conference ID: 7568148

For the conference call, please dial-in 5-10 minutes prior to the start time and an operator will register your name and organization. If you have any difficulty with the conference call, please contact Gateway at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.turtlebeachcorp.com.

A replay of the conference call will be available after 8:00 p.m. ET on the same day through May 16, 2019.

Toll-Free Replay Number: (855) 859-2056
International Replay Number: (404) 537-3406
Replay ID: 7568148
Non-GAAP Financial Measures
In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA and adjusted net income, that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's results. “Adjusted Net Income” is defined as net income excluding the effect of the mark-to-market requirement of the financial instrument obligation and excluding integration and transaction costs related to the acquisition of the ROCCAT business. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock-based compensation (non-cash), and certain special items that we believe are not representative of core operations (e.g., the mark-to-market adjustment for the financial instrument obligation and the integration and transaction costs related to the ROCCAT acquisition). These non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. See a reconciliation of GAAP results to adjusted EBITDA included below for the three months ended March 31, 2019 and 2018.

About Turtle Beach Corporation
Turtle Beach (www.turtlebeach.com) is a leading gaming accessory brand, offering a wide selection of cutting-edge, award-winning gaming headsets. Whether you’re a professional esports athlete, hardcore gamer, casual player, or just starting out, Turtle Beach has the gaming headset to help you truly master your skills. Innovative and advanced technology, amazing high-quality gaming audio, crystal-clear communication, lightweight and comfortable designs, and ease-of-use are just a few features that make Turtle Beach a fan-favorite brand for gamers the world over. Designed for Xbox, PlayStation®, and Nintendo consoles as well as for PC, Mac®, and mobile/tablet devices, owning a Turtle Beach gaming headset gives you the competitive advantage. Hear Everything. Defeat Everyone.™ The Company’s shares are traded on the Nasdaq Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements
This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”,

“will”, “could”, “continue”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “goal”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to the Company’s liquidity, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the integration of any businesses we acquire and the inclusion of such businesses within our internal control over financial reporting and operations, any indebtedness incurred, and other factors discussed in our public filings, including the risk factors included in  the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

# # #

For Investor Information, Contact:	For Media Information, Contact:
Cody Slach or Sean McGowan	MacLean Marshall
Investor Relations	Sr. Director - Brand & PR/Communications
Gateway (formerly Liolios)	Turtle Beach Corp.
949.574.3860	858.914.5093
HEAR@gatewayir.com	maclean.marshall@turtlebeach.com

Turtle Beach Corporation
Condensed Consolidated Balance Sheets
(in thousands, except par value and share amounts)

Table 1.

	March 31, 2019	December 31, 2018
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$10,156	$7,078
Accounts receivable, net	12,461	52,797
Inventories	44,480	49,472
Prepaid expenses and other current assets	4,785	4,469
Total Current Assets	71,882	113,816
Property and equipment, net	5,215	5,856
Intangible assets, net	997	1,036
Other assets	3,831	1,212
Total Assets	$81,925	$121,920
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Revolving credit facility	$—	$37,385
Accounts payable	13,073	17,724
Other current liabilities	16,580	18,488
Total Current Liabilities	29,653	73,597
Deferred income taxes	187	187
Financial instrument obligation	—	7,848
Other liabilities	4,677	2,792
Total Liabilities	34,517	84,424
Commitments and Contingencies
Stockholders' Equity
Common stock, $0.001 par value - 100,000,000 shares authorized; 14,575,365 and 14,268,184 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	14	14
Additional paid-in capital	176,113	169,421
Accumulated deficit	(128,408)	(131,463)
Accumulated other comprehensive loss	(311)	(476)
Total Stockholders' Equity	47,408	37,496
Total Liabilities and Stockholders' Equity	$81,925	$121,920

Turtle Beach Corporation
Condensed Consolidated Statements of Operations
(in thousands, except per-share data)
(unaudited)
Table 2.

	Three Months Ended
	March 31, 2019	March 31, 2018
Net revenue	$44,846	$40,886
Cost of revenue	30,059	25,857
Gross profit	14,787	15,029
Operating expenses:
Selling and marketing	6,881	5,929
Research and development	1,456	1,329
General and administrative	4,649	3,985
Total operating expenses	12,986	11,243
Operating income	1,801	3,786
Interest expense	244	2,005
Other non-operating expense (income), net	(1,662)	(245)
Income before income tax	3,219	2,026
Income tax expense	164	64
Net income	$3,055	$1,962

Net earnings (loss) per share:
Basic	$0.21	$0.16
Diluted (1)	$0.09	$0.16
Weighted average number of shares:
Basic	14,336	12,347
Diluted	16,260	12,369

(1) Net income for diluted earnings per share in the 2019 period excludes a $1.6 million gain on the financial instrument obligation.

Turtle Beach Corporation
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

Table 3.

	Three Months Ended
	March 31, 2019	March 31, 2018
CASH FLOWS FROM OPERATING ACTIVITIES	40,962	38,045

CASH FLOWS FROM INVESTING ACTIVITIES	(557)	(354)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on revolving credit facilities	48,119	37,571
Repayment of revolving credit facilities	(85,504)	(73,396)
Repayment of term loan	—	(2,485)
Proceeds from exercise of stock options and warrants	23	—
Repurchase of common stock in the settlement of restricted stock	(101)	—
Debt financing costs	—	(175)
Net cash used for financing activities	(37,463)	(38,485)
Effect of exchange rate changes on cash and cash equivalents	136	(118)
Net increase (decrease) in cash and cash equivalents	3,078	(912)
Cash and cash equivalents - beginning of period	7,078	5,247
Cash and cash equivalents - end of period	$10,156	$4,335

Turtle Beach Corporation
Reconciliation of GAAP and Non-GAAP Measures
(in thousands, except per-share data)
(unaudited)
Table 4.

	Three Months Ended
	March 31, 2019	March 31, 2018
Net Income (Loss)
GAAP Net Income	$3,055	$1,962

Adjustments, net of tax:
Gain on financial instrument obligation	(1,601)	—
Acquisition integration costs	721	—
Non-GAAP Earnings	2,175	1,962

Diluted Earnings Per Share
GAAP - Diluted	$0.09	$0.16

Gain on financial instrument obligation	$—	$—
Acquisition integration costs	$0.04	$—
Non-GAAP - Diluted	$0.13	$0.16

Turtle Beach Corporation
GAAP to Adjusted EBITDA Reconciliation
(in thousands)
(unaudited)
Table 5.

	Three Months Ended
	March 31, 2019
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net revenue	$44,846	$—	$—	$—	$—	$44,846
Cost of revenue	30,059	(352)	—	125	—	29,832
Gross profit	14,787	352	—	(125)	—	15,014

Operating expense	12,986	(688)	(62)	(647)	(780)	10,809

Operating income	1,801	1,040	62	522	780	4,205

Interest expense	244
Other non-operating expense (income), net	(1,662)				1,601	(61)

Income before income tax	3,219
Income tax expense	164
Net income	$3,055		Adjusted EBITDA			$4,266

	Three Months Ended
	March 31, 2018
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other	Adj EBITDA
Net revenue	$40,886	$—	$—	$—	$—	$40,886
Cost of revenue	25,857	(120)	—	(18)	—	25,719
Gross profit	15,029	120	—	18	—	15,167

Operating expense	11,243	(828)	(79)	(205)	—	10,131

Operating income	3,786	948	79	223	—	5,036

Interest expense	2,005
Other non-operating expense (income), net	(245)					(245)

Income before income tax	2,026
Income tax expense	64
Net income	$1,962			Adjusted EBITDA		$5,281

(1) Other includes certain business acquisition costs and a gain (loss) on financial instrument obligation.